                                  [EMCOR LOGO]


                                EMCOR GROUP, INC.
                        101 MERRITT SEVEN CORPORATE PARK
                           NORWALK, CONNECTICUT 06851

                            ------------------------

                            NOTICE OF ANNUAL MEETING

                            ------------------------

To the Stockholders of
EMCOR Group, Inc.

     The Annual Meeting of Stockholders of EMCOR Group, Inc. (the "Company") will be held in the Mahogany Room, Harvard Club, 27 West 44th Street, New York, New York, on July 27, 2000 at 10:00 A.M. (local time) for the following purposes:

          1. To elect seven directors to serve until the next annual meeting and until their successors are duly elected and qualify.

          2. To consider a stockholder proposed resolution regarding stockholder rights plans.

          3. To ratify the appointment of Arthur Andersen LLP as independent public accountants for 2000.

          4. To transact such other business as may properly come before the meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on June 12, 2000 as the record date for determination of stockholders entitled to receive notice of, and to vote at, the Annual Meeting and any adjournment thereof.

     YOUR ATTENTION IS RESPECTFULLY DIRECTED TO THE ACCOMPANYING PROXY STATEMENT. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          SHELDON I. CAMMAKER
                                          Secretary

Norwalk, Connecticut
June 21, 2000

                               EMCOR GROUP, INC.

                            ------------------------

                                PROXY STATEMENT
          2000 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JULY 27, 2000

                            ------------------------

     The enclosed proxy is solicited by the Board of Directors of EMCOR Group, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held at 10:00 A.M. (local time) on Thursday, July 27, 2000 in the Mahogany Room, Harvard Club, 27 West 44th Street, New York, New York and at any adjournment or postponement of such meeting. The enclosed proxy may be revoked at any time before it is exercised by delivering a written notice to the Secretary of the Company stating that the proxy is revoked, by executing a duly exercised proxy bearing a later date and presenting it to the Secretary of the Company, or by attending the Annual Meeting and voting in person. Unless otherwise specified, the proxies from holders of Common Stock will be voted in favor of each proposal set forth in the Notice of Annual Meeting.

     As of June 12, 2000, the Company had outstanding 10,460,592 shares of Common Stock, par value $.01 per share (the "Common Stock"). Only stockholders of record of Common Stock at the close of business on June 12, 2000 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting. The mailing address of the principal executive offices of the Company is 101 Merritt Seven Corporate Park, Norwalk, Connecticut 06851, and the approximate date on which this Proxy Statement and the accompanying proxy are being first sent or given to stockholders is June 21, 2000. The Company's Annual Report to Stockholders for the fiscal year ended December 31, 1999 accompanies this Proxy Statement.

     The Common Stock was the only voting security of the Company outstanding and entitled to vote on the Record Date. The holders of record of a majority of the outstanding shares of Common Stock entitled to vote will constitute a quorum for the transaction of business at the Annual Meeting. Holders of Common Stock are entitled to one vote per share on each matter to be voted upon at the Annual Meeting. Assuming the presence of a quorum at the Annual Meeting, the affirmative vote of the holders of a plurality of the votes cast by the holders of shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is necessary for the election of directors. The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for approval of the stockholder proposed resolution and ratification of the appointment of independent public accountants to audit the accounts of the Company and its subsidiaries. With respect to an abstention from voting on any matter, the shares will be considered present and entitled to vote at the Annual Meeting. Abstentions will have the effect of a vote against proposals brought before the meeting, but will not have an effect on the election of directors. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular proposal (a broker non-vote), those shares will not be treated as present and entitled to vote on that proposal and, therefore, will be disregarded and will have no effect on the outcome of the vote on the proposal.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth as of June 12, 2000 certain information regarding beneficial ownership of the Company's Common Stock by each person or group known by the Company to be a beneficial owner of more than five percent of the outstanding shares of Common Stock. Except as otherwise noted, to the Company's knowledge, each person or group listed below has sole voting and investment power with respect to the shares listed next to his or its name.

                                                                                           NUMBER OF SHARES     PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER                                                      BENEFICIALLY OWNED     OWNED
---------------------------------------------------------------------------------------   ------------------    -------
Steven A. Van Dyke.....................................................................      1,421,967(1)        13.5%
  777 South Harbour Island Boulevard
  Tampa, Florida 33602
Oaktree Capital Management LLC.........................................................        978,645(2)         9.4%
  550 South Hope Street
  Los Angeles, California 90071
Artisan Investment Corporation.........................................................        972,800(3)         9.3%
  100 North Water Street, #1770
  Milwaukee, Wisconsin 53202
Cumberland Associates LLC..............................................................        747,900(4)         7.1%
  1114 Avenue of the Americas
  New York, New York 10036
Albert Fried, Jr.......................................................................        651,062(5)         6.2%
  40 Exchange Place
  New York, New York 10005

------------------

(1) As reported in Amendment No. 4 dated February 29, 2000 to Schedule 13D filed with the Securities and Exchange Commission ("SEC") by Steven Van Dyke and his affiliates, Douglas P. Teitelbaum, Bay Harbour Management, L.C., Tower Investment Group, Inc., Bay Harbour 90-1, Ltd., Bay Harbour 98-1 Ltd., Trophy Hunter Investments, Ltd., Bay Harbour Investments, Inc., Trophy Hunters, Inc. and Bay Harbour Partners, Ltd. Includes 36,576 shares issuable upon conversion of the Company's Convertible Debentures and 26,900 shares held in a joint account with Mr. Van Dyke's wife. Of these shares, Mr. Van Dyke has sole voting power and sole dispositive power of 30,600 shares and shared voting power and shared dispositive power of 1,397,367 shares.

(2) As reported in Amendment No. 5 dated March 1, 2000 to Schedule 13D filed with the SEC by Oaktree Capital Management, LLC ("Oaktree"), OCM Principal Opportunities Fund, L.P. ("Principal Fund") and OCM Opportunities Fund II, L.P. ("Opportunities Fund"). Oaktree is the general partner of the Principal Fund and the Opportunities Fund and the investment manager of a third party account. Oaktree has sole voting power and sole dispositive power of these shares.

(3) As reported in Schedule 13G dated February 10, 2000 filed with the SEC by Artisan Investment Corporation ("Artisan") and its affiliates Artisan Partners Limited Partnership, Andrew A. Ziegler and Carlene M. Ziegler. Artisan and its affiliates have shared voting power and shared dispositive power of these shares.

(4) As reported in Amendment No. 3 dated February 14, 2000 to Schedule 13G filed with the SEC, Cumberland Associates LLC has sole voting power and sole dispositive power of 701,903 of these shares and shared voting power and shared dispositive power of 45,597 of these shares.

(5) Albert Fried & Company, LLC ("AF&C") and Albert Fried, Jr., the managing member of AF&C, have beneficial ownership of an aggregate of 651,062 shares; AF&C has sole voting power and sole dispositive power of 588,452 of these shares; Mr. Fried has shared voting power and shared dispositive power of 588,452 of these shares and sole voting power and sole dispositive power of 62,610 of these shares, including 27,603 shares that may be acquired by Mr. Fried upon exercise of presently exercisable options or options exercisable within 60 days granted to Mr. Fried as a non-employee director under the Company's stock option plans for non-employee directors. AF&C is a market maker in the Company's Common Stock and Convertible Debentures and from time to time may hold significant positions in these securities.

                             ELECTION OF DIRECTORS

     At the Annual Meeting, seven directors are to be elected by the holders of Common Stock to serve until the next Annual Meeting of Stockholders and until their successors have been duly elected and qualify. To be elected as a director, each nominee must receive the favorable vote of a plurality of the shares present in person or represented by proxy and entitled to vote at the meeting. Certain information concerning the nominees for election at the Annual Meeting is set forth below. Each nominee is presently a director of the Company. While the Board of Directors has no reason to believe that any of those named as a nominee for election to the Board of Directors will not be available as a candidate, should such a situation arise, the proxy may be voted for the election of other nominees in the discretion of the persons acting pursuant to the proxy.

     Frank T. MacInnis, Age 53. Mr. MacInnis has been Chairman of the Board and Chief Executive Officer of the Company since April 1994 and President of the Company from April 1994 to April 1997. From April 1990 to April 1994,
Mr. MacInnis served as President and Chief Executive Officer, and from August 1990 to April 1994 as Chairman of the Board, of Comstock Group Inc., a nationwide electrical contracting company. From 1986 to April 1994 Mr. MacInnis was also President of Spie Group Inc., which has or had interests in Comstock Group Inc., Spie Construction Inc., a Canadian pipeline construction company, and Spie Horizontal Drilling Inc., a United States company engaged in underground drilling for pipelines and communications cable. Mr. MacInnis is also a director of The Williams Companies, Inc.

     Stephen W. Bershad, Age 58. Mr. Bershad has been Chairman of the Board and Chief Executive Officer for more than the past five years of Axsys Technologies, Inc., a manufacturer of electronic components and controls. Mr. Bershad has been a Director of the Company since December 15, 1994.

     David A.B. Brown, Age 56. Mr. Brown has been President of The Windsor Group, a management consulting firm of which he is a co-founder, for more than the past five years. Mr. Brown is also a director of BTU International, Inc., Marine Drilling Companies, Inc., NS Group, Inc. and Technical Communications Corp. Mr. Brown has been a Director of the Company since December 15, 1994.

     Georges L. de Buffevent, Age 62. Mr. de Buffevent has been Chairman of the Board and Chief Executive Officer of SAGED, a French company specializing in road construction, land development and waste management, since January 1996. For approximately four years prior thereto, he was a business consultant. From July 1982 to February 1992, Mr. de Buffevent was Chairman of the Board of Directors and Chief Executive Officer of Spie-Batignolles S.A., a leading French electrical engineering and construction company with worldwide operations.
Mr. de Buffevent has been a Director of the Company since June 19, 1998.

     Albert Fried, Jr., Age 70. Mr. Fried has been Managing Member of Albert Fried & Company, LLC, a broker/dealer and member of the New York Stock Exchange, since 1955 and Managing Member of Buttonwood Specialists, LLC, a New York Stock Exchange specialist firm, since 1992. Mr. Fried has been a Director of the Company since December 15, 1994.

     Richard F. Hamm, Jr., Age 41. Mr. Hamm has been Vice President, Corporate Strategic Development & Acquisitions of Carlson Companies, Inc., a global travel, hospitality and marketing services company, since January 1999. From January 1997 to December 1998 he was Senior Vice President, Legal and Business Development of Tropicana Products, Inc. ("Tropicana"), a manufacturer of fruit juices, and Vice President and General Counsel of Tropicana from June 1993 to January 1997. Mr. Hamm has been a Director of the Company since June 19, 1998.

     Kevin C. Toner, Age 36. Mr. Toner has been Principal of Aristeia Capital LLC, an investment manager, since June 1997 and President of the Isdell 86 Foundation, a not-for-profit organization, since December 1994. He was a private investor from March 1995 to June 1997 and a Managing Director from December 1991 to February 1995 of UBS Securities Inc., a broker/dealer and member of the New York Stock Exchange, engaged in corporate finance, underwriting and distribution of high grade U.S. corporate issues and Eurobonds. Mr. Toner has been a Director of the Company since December 15, 1994.

COMMITTEES OF THE BOARD

     The Company has standing Audit, Compensation and Personnel, and Corporate Governance Committees of the Board of Directors.

     The Audit Committee, comprised of Messrs. Bershad, Brown and Hamm, serves as the focal point for communication between the Board of Directors and the Company's independent public accountants, chief internal auditor and management, to the extent that their duties relate to financial or accounting reporting and controls. The Audit Committee is responsible for engaging and discharging the independent public accountants for the Company, reviewing their fees, reviewing the scope and audit procedures of the independent public accountants, reviewing annual financial statements, reviewing quarterly and annual financial results prior to their release, and meeting with the Company's internal auditors and independent public accountants on matters relating to, among other things, the adequacy of the Company's internal audit controls and accounting and auditing personnel. During 1999, the Audit Committee held four meetings.

     The Compensation and Personnel Committee, comprised of Messrs. Bershad, Fried and de Buffevent, reviews and advises the Board of Directors with respect to the qualifications of individuals identified as candidates for positions as the Company's Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and General Counsel and for the position of Chief Executive Officer of each subsidiary of the Company whose proposed annual compensation is $200,000 or more. It also reviews and recommends to the Board of Directors for its approval any employment, severance or similar contracts, or modifications thereof, for the Chairman of the Board and Chief Executive Officer of the Company and is charged with fixing on an annual basis his compensation, subject to the approval of the Board of Directors. The Compensation and Personnel Committee also is responsible for fixing, based on proposals made by the Chief Executive Officer, compensation for the Chief Operating Officer, Chief Financial Officer and General Counsel of the Company as well as the compensation of other officers and employees of the Company and each subsidiary whose annual compensation is $200,000 or more and for approving any employment, severance or similar contracts for such officers and employees, or modifications thereof. The Compensation and Personnel Committee also recommends to the Board of Directors for its approval any incentive, benefit, award or bonus plans and programs for employees, administers the 1994 Management Stock Option Plan and reviews executive development plans. During 1999, the Compensation and Personnel Committee held three meetings.

     The Corporate Governance Committee, comprised of Messrs. Fried, Hamm and Toner, is responsible to the Board of Directors for the review and recommendation of director candidates; recommendations regarding directors' retirement age and removal; review of all committees of the Board of Directors and recommendations regarding their number, function and membership; recommendations with respect to compensation of and other benefits for non-employee directors; and review of and recommendation with respect to directors' and officers' liability insurance and indemnification agreements between the Company and its officers and directors. The Corporate Governance Committee will consider nominees as directors recommended by stockholders. The Corporate Governance Committee has not adopted formal procedures for the submission of such recommendations. Such recommendations should be sent to the Secretary, EMCOR Group, Inc., 101 Merritt Seven Corporate Park, Norwalk, Connecticut 06851. The Company's by-laws specify certain time limitations, notice requirements and other procedures applicable to the submission of nominations to be brought before an Annual or Special Meeting of Stockholders of the Company. During 1999, the Corporate Governance Committee held one meeting.

MEETINGS OF THE BOARD

     There were ten meetings of the Board of Directors during 1999.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth as of June 12, 2000 certain information regarding the beneficial ownership of the Company's Common Stock by each of the Company's directors, its chief executive officer, each of the other four most highly compensated executive officers of the Company and all its directors and executive officers as a group for the fiscal year ended December 31, 1999. Except as otherwise noted, to the Company's knowledge, each of the persons listed below has sole voting power and investment power with respect to the shares listed next to his name.

                                   AMOUNT AND NATURE OF
NAME OF BENEFICIAL OWNER          BENEFICIAL OWNERSHIP(1)         PERCENT
------------------------------    -----------------------         -------
Frank T. MacInnis.............            303,000(2)                 2.8%
Stephen W. Bershad............             56,103(3)                   *
David A. B. Brown.............             34,603(3)                   *
Georges de Buffevent..........             21,025(3)                   *
Albert Fried, Jr..............            651,062(4)                 6.2%
Richard F. Hamm, Jr...........             21,778(3)                   *
Kevin C. Toner................             35,603(3)                   *
Jeffrey M. Levy...............             81,000(2)                   *
Sheldon I. Cammaker...........             70,000(2)                   *
Leicle E. Chesser.............             70,000(2)                   *
Thomas D. Cunningham..........             81,500(2)                   *
All directors and executive
  officers as a group.........          1,489,174(5)                13.2%

------------------
 * Represents less than 1%.

(1) The information contained in the table reflects "beneficial ownership" as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended. All percentages set forth in this table have been rounded.

(2) Includes in the case of Mr. MacInnis 300,000 shares, in the case of Mr. Levy 80,000 shares, in the case of each of Messrs. Cammaker and Chesser 70,000 shares, and in the case of Mr. Cunningham 81,500 shares, that may be acquired upon the exercise of presently exercisable options or options exercisable within 60 days granted pursuant to the Company's stock option plans and programs.

(3) Includes in the case of Mr. Bershad 41,103 shares, in the case of Mr. Brown 33,603 shares, in the case of Mr. de Buffevent 20,695 shares, in the case of Mr. Hamm 21,778 shares, and in the case of Mr. Toner 30,603 shares, that may be acquired upon exercise of presently exercisable options or options exercisable within 60 days granted to each non-employee director pursuant to the Company's 1995 Non-Employee Directors' Non-Qualified Stock Option Plan and its 1997 Non-Employee Directors' Non-Qualified Stock Option Plan, and in the case of Mr. de Buffevent an additional 330 shares that may be issued in respect of Deferred Stock Units granted to him pursuant to the 1997 Stock Plan for Directors (the "1997 Plan").

(4) Includes the shares referred to in Note 5 to the table above concerning beneficial ownership of holders of more than five percent of the Company's outstanding shares of Common Stock.

(5) Includes 840,385 shares that may be acquired upon the exercise of presently exercisable options or options exercisable within 60 days granted pursuant to the Company's stock option plans and programs and 330 shares issuable in respect of Deferred Stock Units granted pursuant to the 1997 Plan.

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following Summary Compensation Table sets forth the compensation awarded to, earned by or paid to each of the Chief Executive Officer and the other four most highly compensated executive officers of the Company (collectively, the "named executive officers") during the fiscal years ended December 31, 1999, 1998 and 1997 for services rendered in all capacities to the Company and its subsidiaries. For information regarding employment agreements of the named executive officers, other than Mr. Cunningham whose employment terminated January 31, 2000, see "Employment Contracts and Termination of Employment and Change of Control Arrangements" below.

                           SUMMARY COMPENSATION TABLE

                                                                                LONG TERM COMPENSATION AWARDS(3)
                                                                 -------------------------------------------------------------
                                                ANNUAL                                          NUMBER OF
                                             COMPENSATION         OTHER ANNUAL    RESTRICTED    SECURITIES       ALL OTHER
                                       ------------------------   COMPENSATION      STOCK       UNDERLYING      COMPENSATION
                                              SALARY    BONUS         (2)           AWARD     OPTIONS/SARS(4)        (5)
NAME AND PRINCIPAL POSITION            YEAR    ($)       ($)          ($)            ($)           (#)               ($)
-------------------------------------- ----  --------  --------  ---------------  ----------  ---------------  ---------------

Frank T. MacInnis .................... 1999   725,000   900,000        6,375         None          225,000             8,400
  Chairman of the Board and            1998   700,000   800,000       31,787         None           25,000             8,400
  Chief Executive Officer              1997   650,000   775,000       23,003         None             None             8,400

Jeffrey M. Levy ...................... 1999   465,000   600,000        8,053         None           15,000             8,400
  President and                        1998   450,000   400,000        8,645         None           15,000             8,400
  Chief Operating Officer              1997   325,000   400,000       10,462         None             None             8,400

Sheldon I. Cammaker .................. 1999   372,000   340,000       11,709         None           10,000             8,400
  Executive Vice President and         1998   456,160   165,000         None         None           10,000             8,400
  General Counsel and Secretary        1997   430,340   150,000         None         None             None             8,400

Leicle E. Chesser .................... 1999   365,000   410,000       16,767         None           10,000             8,400
  Executive Vice President and         1998   350,000   375,000       11,936         None           10,000             8,400
  Chief Financial Officer              1997   325,000   340,000       19,867         None             None             8,400

Thomas D. Cunningham(1) .............. 1999   325,000   150,000       16,611         None            5,000         1,007,200(6)
  Executive Vice President             1998   275,000   150,000       13,354         None            5,000             8,400
                                       1997   126,923   100,000       15,920         None           53,000            45,827

------------------
(1) Mr. Cunningham was a director of the Company until July 15, 1997.
    Mr. Cunningham joined the Company as Executive Vice President on July 15, 1997 and left the Company's employ on January 31, 2000.

(2) The personal benefits provided to the named executive officers did not exceed the disclosure threshold established by the Securities and Exchange Commission pursuant to applicable rules. Figures represent amounts reimbursed for the payment of taxes upon certain fringe benefits.

(3) The column specified by Item 402 (b) of Regulation S-K to report Long-Term Incentive Plan Payouts has been excluded because the Company has no long-term incentive compensation plans and has not had any such plan during any portion of fiscal years 1999, 1998 and 1997.

(4) The awards set forth in this column are of stock options only. The Company did not award stock appreciation rights.

(5) The amounts reported in this column include matching contributions of $3,600 made by the Company under the 401(k) part of the Company's Retirement and Savings Plan, a defined contribution profit sharing plan, during 1999 for the account of each of the named executive officers. The amounts reported for 1999 also include contributions of $4,800 to be paid during 2000 in respect of 1999 by the Company pursuant to the retirement account part of the Company's Retirement and Savings Plan for the account of each of the named executive officers. The amount reported in this column in respect of 1997 for Mr. Cunningham represents consulting and directors' fees paid to him in respect of the period January 1, 1997 through July 14, 1997 prior to his becoming an employee of the Company.

(6) The amount reported in this column in respect of 1999 also includes severance payments paid or to be paid to Mr. Cunningham during the year 2000. As of January 31, 2000 the employment of Mr. Cunningham, who had been an executive vice president of the Company, was terminated by the Company. Inasmuch as the termination of Mr. Cunningham was without Cause (as that term is defined in his employment agreement) substantially all of the severance payments referred to in the table were provided for in his employment agreement. In addition to the amounts referred to in the table, the Company has agreed to provide him

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

    coverage, at the Company's expense, under the Company's group life, short and long-term disability, accidental and dismemberment and travel accident insurance policies through December 31, 2000, pay up to $35,000 for outplacement fees, and to extend the right to exercise certain of his stock options through the original term of the options.

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

     The following table sets forth certain information concerning certain grants to the named executive officers of stock options during the last fiscal year. As indicated under the Summary Compensation Table above, the Company did not grant stock appreciation rights ("SARs") of any kind.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                  INDIVIDUAL GRANTS
                                              -------------------------
                                              NUMBER OF     % OF TOTAL                         GRANT DATE VALUE
                                              SECURITIES     OPTIONS                    -------------------------------
                                              UNDERLYING    GRANTED TO    EXERCISE OR                       GRANT DATE
                                               OPTIONS     EMPLOYEES IN   BASE PRICE       EXPIRATION         PRESENT
NAME                                          GRANTED(1)   FISCAL YEAR     ($/SH)(2)          DATE          VALUE($)(3)
--------------------------------------------  ----------   ------------   -----------   -----------------   -----------
Frank T. MacInnis...........................    200,000          63%        $ 19.75     November 21, 2007   $ 1,155,000
                                                 25,000           8%        $ 16.19      January 3, 2009    $   118,000
Jeffrey M. Levy.............................     15,000           5%        $ 16.19      January 3, 2009    $    71,000
Sheldon I. Cammaker.........................     10,000           3%        $ 16.19      January 3, 2009    $    47,000
Leicle E. Chesser...........................     10,000           3%        $ 16.19      January 3, 2009    $    47,000
Thomas D. Cunningham........................      5,000           2%        $ 16.19      January 3, 2009    $    24,000

------------------
(1) Mr. MacInnis' options for 200,000 shares vest in full on November 21, 2006, provided that with respect to successive groups of 50,000 shares of Common Stock the options vest earlier if and when the fair market value of a share of Common Stock first equals or exceeds $25, $30, $35, and $40, respectively; options with respect to 50,000 shares vested during 1999. The options referred to in this table held by Mr. MacInnis for 25,000 shares and the options referred to in this table held by the other named executive officers have a ten-year term and first became exercisable on January 4, 2000 and are exercisable any time or from time to time until January 3, 2009.

(2) The stock option exercise price for a share of Common Stock is the fair market value of a share of Common Stock on the date of grant. No SARs, performance units or other instruments were granted in tandem with the stock options reported herein.

(3) Present value was calculated using the Black-Scholes option-pricing model which involves an extrapolation of future price levels based solely on past performance. The present value as of the date of grant, calculated using the Black-Scholes method, is based on assumptions about future interest rates, dividend yield and stock price volatility. In calculating the present value as of the date of grant of the options reported in the table, the Company assumed an interest rate of 5.5% per annum, an annual dividend yield of zero and volatility of 30.6%. There is no assurance that these assumptions will prove to be true in the future. The actual value, if any, that may be realized by each individual will depend on the future market price of the Common Stock and cannot be forecasted accurately by application of an option-pricing model.

OPTION EXERCISES AND HOLDINGS

     The following table sets forth certain information concerning unexercised options to purchase Common Stock of the Company held at the end of fiscal year 1999 by the named executive officers. None of the named executive officers exercised any options during fiscal year 1999. No named executive officer holds any SARs.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                          FISCAL YEAR-END OPTION VALUE

                                                                                                         VALUE OF UNEXERCISED
                                                                         NUMBER OF UNEXERCISED               IN-THE-MONEY
                                                SHARES       VALUE            OPTIONS AT                      OPTIONS AT
                                              ACQUIRED ON   REALIZED           FY-END(#)                     FY-END($)(1)
NAME                                          EXERCISE(#)     ($)       EXERCISABLE/UNEXERCISABLE      EXERCISABLE/UNEXERCISABLE
--------------------------------------------  -----------   --------   ----------------------------   -------------------------
Frank T. MacInnis...........................      None         --         275,000/175,000              $ 2,700,000/$51,500
Jeffrey M. Levy.............................      None         --          65,000/15,000               $  656,000/$30,900
Sheldon I. Cammaker.........................      None         --          60,000/10,000               $  656,000/$20,600
Leicle E. Chesser...........................      None         --          60,000/10,000               $  656,000/$20,600
Thomas D. Cunningham........................      None         --          54,834/21,666               $  134,348/$10,300

------------------
(1) For purposes of this column, value is calculated based on the aggregate amount of the excess of $18.25 (the closing price of the Common Stock as reported on the Nasdaq Stock Market on December 31, 1999) over the relevant exercise price for a share of Common Stock with respect to the options.

               EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT
                       AND CHANGE OF CONTROL ARRANGEMENTS

EMPLOYMENT AGREEMENTS

     The Company has amended and restated employment agreements made as of May 4, 1999 with Frank T. MacInnis providing for his employment as Chief Executive Officer of the Company through December 31, 2000 and with Jeffrey M. Levy providing for his employment as President and Chief Operating Officer of the Company through December 31, 2000. Each such employment agreement provides that the term of employment will automatically be extended for successive one-year periods unless the Company or the officer gives written notice not to extend at least six months prior to the end of the initial term or any extended term of the employment agreement. However, following the date of a Change of Control (as defined their employment agreements), the term of Mr. MacInnis' and Mr. Levy's respective employment shall be for a period of three years from such date. Under Mr. MacInnis' employment agreement, the Company is also to use its best efforts to ensure Mr. MacInnis' election as Chairman of the Board of Directors of the Company.

     Pursuant to the terms of their respective employment agreements, Mr. MacInnis is to receive an annual base salary of $750,000 for 2000 and Mr. Levy is to receive an annual base salary of $485,000 for 2000. Their annual base salaries are to increase on the first day of each calendar year during the employment periods by the percentage increase in the consumer price index for the preceding year for the area in which the principal office of the Company is located or an amount specified by the Board of Directors, whichever is greater. In addition, Mr. MacInnis and Mr. Levy are each entitled to receive an annual bonus payable in cash ("Target Bonus"), which is to be determined by a formula agreed upon annually by the respective officer and the Compensation and Personnel Committee of the Board of Directors (the "Compensation Committee"); provided that Mr. MacInnis' annual Target Bonus may not be less than $600,000 and Mr. Levy's annual Target Bonus may not be less than $400,000. Pursuant to the terms of their respective employment agreements, the Company is to recommend to the Compensation Committee that Mr. MacInnis and Mr. Levy receive annually an option to purchase not less than 25,000 and 15,000 shares of Common Stock, respectively, at a per share exercise price equal to the fair market value of a share of Common Stock on the grant date. Each option is to have a ten-year term and is to be exercisable on or after the first anniversary of the grant date.

     In addition, pursuant to his employment agreement, Mr. MacInnis was granted on May 5, 1999 options expiring November 21, 2007 to purchase 200,000 shares of Common Stock at a per share exercise price of $19.75, the fair market value of a share of Common Stock on the grant date. These options vest in full on November 21, 2006, provided that with respect to successive groups of 50,000 shares of Common Stock, the options vest earlier if and when the fair market value of a share of Common Stock first equals or exceeds $25, $30, $35 and $40, respectively. Under the terms of the option agreement, options with respect to 50,000 shares have vested.

     Under the terms of their employment agreements, Mr. MacInnis and Mr. Levy each has been provided with certain benefits customarily accorded to the Company's executive officers. These benefits include, in Mr. MacInnis' case, $700 per month for the leasing of an automobile; in Mr. Levy's case, $800 per month for the leasing of an automobile and the cost of a lease capital reduction payment; maintenance and insurance on their respective automobiles; and reimbursement for initiation fees and monthly dues for membership in a club suitable for entertaining clients of the Company, all legal expenses incurred in connection with their employment agreements, and the cost of any increased tax liability to them caused by receipt of these fringe benefits.

     If, during the term of his employment agreement, Mr. MacInnis' employment is terminated by the Company other than for Cause (as defined in his employment agreement) or he terminates his employment for Good Reason (as defined in his employment agreement), he will be entitled to receive a cash payment generally equal to the sum of (i) the greater of (A) his base salary at the highest annual rate in effect during his term of employment for the period from the date of termination through December 31, 2000 or (B) two times his base salary at its then current annual rate and (ii) the greater of (A) his Target Bonus for the calendar year in which the termination takes place multiplied by the number of full or partial calendar years remaining from the date of termination through December 31, 2000 and (B) two times his Target Bonus for the calendar year in which the termination takes place; however, in the event of a termination following a Change of Control (as defined in his employment agreement), the factor of two in clauses (i)(B) and (ii)(B) above will be increased to three. If, during the term of his employment agreement, Mr. Levy's employment is terminated by the Company other than for Cause (as defined in his employment agreement) or he terminates his employment for Good Reason (as defined in his employment agreement), he will be entitled to a cash payment generally equal to the sum of (i) two times his base salary at its then current annual rate and
(ii) two times his Target Bonus for the calendar year in which the termination occurs; however, in the event of a termination following a Change of Control (as defined in his employment agreement) the factor of two in clauses (i) and (ii) above will be increased to three. In addition, Messrs. MacInnis and Levy each will be entitled to receive all unpaid amounts in respect of his bonus for any calendar year ending before the date of termination and an amount equal to his Target Bonus for the calendar year in which the termination takes place multiplied by a fraction the numerator of which is the number of days in such calendar year that he was an employee of the Company and the denominator of which is 365.

     The Company has amended and restated employment agreements made as of May 4, 1999 with Sheldon I. Cammaker providing for his employment as Executive Vice President and General Counsel of the Company through December 31, 2000 and with Leicle E. Chesser providing for his employment as Executive Vice President and Chief Financial Officer of the Company through December 31, 2000. Each such employment agreement provides that the term of employment will automatically be extended for successive one-year periods unless the Company or the officer gives written notice not to extend at least six months prior to the end of the initial term or any extended term of the employment agreement. However, following the date of a Change of Control (as defined in their employment agreements), the terms of Mr. Cammaker's and Mr. Chesser's respective employment shall be for a period of three years from such date.

     Pursuant to the terms of their respective employment agreements, Mr. Cammaker is to receive an annual base salary of $380,000 for 2000, and Mr. Chesser is to receive an annual base salary of $380,000 for 2000. Their annual base salaries are to increase on the first day of each calendar year during the employment periods by the percentage increase in the consumer price index for the preceding year for the area in which the principal office of the Company is located or an amount specified by the Board of Directors, whichever is greater. In addition, Mr. Cammaker and Mr. Chesser are each entitled to receive an annual cash bonus determined by the Compensation Committee, and under the term of their respective employment agreements, the Company is to recommend to the Compensation Committee that Messrs. Cammaker and Chesser each receive annually an option to purchase not less than 10,000 shares of Common Stock at a per share exercise price equal to the fair market value of a share of the Common Stock on the grant date. Each option is to have a ten-year term and is to be exercisable on the first anniversary of the date of grant.

     Under the terms of their employment agreements, Messrs. Cammaker and Chesser have been provided with certain benefits customarily accorded to the Company's executive officers, including in Mr. Chesser's case, $800 per month for leasing of an automobile (plus maintenance and insurance thereon) and the cost of a lease capital reduction payment and in Mr. Cammaker's case, the use of a Company automobile (plus maintenance and insurance thereon); and reimbursement for all initiation fees and monthly dues for membership in a club suitable for entertaining clients of the Company, all legal expenses incurred in connection with their employment agreements, and the cost of any increased tax liability caused by receipt of these fringe benefits.

     If Messrs. Cammaker's or Chesser's employment is terminated during the term of his respective employment agreement by the Company other than for Cause (as defined in his employment agreement), or if he terminates his employment for Good Reason (as defined in his employment agreement), he will be entitled to receive a cash payment generally equal to the sum of (i) two times his base salary at its then current annual rate and (ii) two times the highest bonus paid to him during his employment by the Company ("Deemed Bonus"); however, in the event of a termination following a Change of Control (as defined in his employment agreement), the factor of two in clauses (i) and (ii) above will be increased to three. In addition, Messrs. Chesser and Cammaker each will be entitled to receive all unpaid amounts in respect of his bonus for any calendar year ending before the date of termination and an amount equal to his Deemed Bonus multiplied by a fraction the numerator of which is the number of days in the calendar year in which the termination takes place that he was an employee of the Company and the denominator of which is 365.

CONTINUITY AGREEMENTS

     Each of Messrs. MacInnis, Levy, Cammaker and Chesser (each referred to herein as an "Executive") is a party to a Continuity Agreement with the Company. The purpose of the Continuity Agreements is to retain the services of these Executives and to assure their continued productivity without disturbance in circumstances arising from the possibility or occurrence of a Change of Control of the Company. For purposes of the Continuity Agreements a "Change of Control" means, in general, the occurrence of (i) the acquisition by a person or group of persons of 25% or more of the voting securities of the Company, (ii) the approval by the Company's stockholders of a merger, business combination or sale of the Company's assets, the result of which is that less than 65% of the voting securities of the resulting corporation is owned by the holders of the Company's Common Stock prior to such transaction or (iii) the failure of Incumbent Directors (as defined in the Continuity Agreements) to constitute at least a majority of the Board of Directors of the Company during any two year period.

     Generally, no benefits are provided under the Continuity Agreements for any type of termination before a Change of Control, for termination after a Change of Control due to death, disability, any termination for cause (as that term is defined in the Continuity Agreements) or for voluntary termination (other than for good reason) (as that term is defined in the Continuity Agreements).

     Upon a Change of Control each Continuity Agreement generally provides to the Executive a severance benefit if the Company terminates the Executive's employment without cause or the Executive terminates his employment for good reason within two years following a Change of Control equal to the sum of three times (i) his base salary at the time of the Change of Control, (ii) the higher of (x) his bonus in respect of the year prior to the Change of Control or (y) the average of his bonuses for the three years prior to the Change of Control and (iii) the value of perquisites provided in respect of the year prior to the Change of Control. Other severance benefits include outplacement assistance and a continuance of insurance benefits for three years. The severance benefits under each Executive's Continuity Agreement is reduced by any severance benefits payable under the Executive's employment agreement.

     If all or any portion of the payments or benefits referred to in the preceding paragraphs under "Employment Agreements" and "Continuity Agreements", either alone or together with other payments and benefits which Messrs. MacInnis, Levy, Cammaker or Chesser receives or is then entitled to receive from the Company, would constitute a "parachute payment" within the meaning of
Section 280G of the Internal Revenue Code (the "Code"), then such officer shall be entitled to such additional payments as may be necessary to ensure that the net after tax benefit of all such payments shall be equal to his respective net after tax benefit as if no excise tax had been imposed under Section 4999 of the Code.

                             DIRECTOR COMPENSATION

     Each director who is not an officer of the Company ("non-employee director") is entitled to receive an annual cash retainer of $30,000 and $1,000 for each meeting of the Board of Directors he attends, other than telephonic meetings of the Board in which case each non-employee director who participates receives $500. Each non-employee director also receives $500 for each meeting of a committee of the Board of Directors attended by the director, and each non-employee director who chairs a committee of the Board of Directors receives an additional $2,000 per annum. In addition, pursuant to the 1995 Non-Employee Directors' Non-Qualified Stock Option Plan, each non-employee director on July 28, 1999 was granted an option to purchase 3,000 shares of Common Stock at an exercise price of $22.13 per share. These options are fully exercisable as of the date of grant and have a term of ten years. A director who also serves as an officer of the Company does not receive compensation for services rendered as a director.

     Under the 1997 Non-Employee Directors' Non-Qualified Stock Option Plan and the 1997 Stock Plan for Directors, each non-employee director, in lieu of all or part of his annual cash retainer, may elect to receive in accordance with such plans (a) options to purchase shares of Common Stock and/or (b) deferred stock units in respect of which shares of Common Stock will be issued following the non-employee director's termination of service as a director of the Company. For 1999 each non-employee Director elected to receive his annual retainer in options, and, accordingly, each was granted options to purchase 6,828 shares Common Stock at $16.19 per share. These options vest during the course of the calendar year in which they are granted.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1999 the Compensation and Personnel Committee of the Board of Directors of the Company (the "Compensation Committee") was responsible for matters concerning executive compensation.

     Messrs. Bershad, de Buffevent and Fried, each of whom is a non-employee director, served as Members of the Compensation Committee during 1999.

     No member of the Compensation Committee was at any time during 1999 a present or former officer of the Company or any of its subsidiaries or had any relationship requiring disclosure by the Company under any paragraph of
Item 404 of Regulation S-K. In addition, no executive officer of the Company has served as a director or member of the compensation committee (or other committee performing an equivalent function) of another entity, one of whose executive officers served as a director of, or member of the Compensation Committee of, the Company.

                  STOCKHOLDER PROPOSAL CONCERNING RIGHTS PLANS

PROPOSAL OF CUMBERLAND ASSOCIATES LLC

     Cumberland Associates LLC ("Cumberland") has submitted the resolution set forth below for inclusion in this Proxy Statement for the Company's 2000 Annual Meeting of Stockholders. The address of Cumberland is 1114 Avenue of the Americas, New York, New York 10036, and as of June 12, 2000, Cumberland beneficially owned 747,900 shares of the Company's Common Stock.

     Resolved, that the stockholders of EMCOR Group, Inc. request the Board of Directors to refrain from adopting any future stockholder rights plan, rights agreement, staggered board or other device commonly known as a "poison pill", without the prior approval of stockholders at an Annual or Special Meeting, and to redeem or terminate any such plan, agreement or device which may be in effect at the adoption of this resolution.

CUMBERLAND'S STATEMENT OF SUPPORT

     On February 14, 1997, the OCM Principal Opportunities Fund, L.P. ("OCM") disclosed its ownership of a 7.8% stake in EMCOR Group common stock, making OCM one of the Company's largest stockholders. On March 3, 1997, the Company adopted a "poison pill" whereby the board of directors may designate a stockholder owning 15% or more of the Company's stock a hostile bidder and trigger the poison pill. On June 19, 1998, the Company adjourned its annual stockholders meeting because of the imminent rejection by stockholders representing 58% of EMCOR common stock of a management proposal to nearly double the pool of options available to Company executives. On June 22, 1998, the Company granted lucrative change in control agreements with beneficial ownership thresholds at a low 25% (rather than 50%) to seven executives even though the poison pill imposed severe practical limitations on a Change in Control.

     The effect of such poison pill is to restrict institutional stockholders from materially increasing their commitment of capital to EMCOR by limiting their ability to purchase shares in the open market from investors who may have no other means of achieving liquidity for their EMCOR shares. The poison pill also serves to insulate the EMCOR Board of Directors from following the corporate governance directives of its stockholders. In any case, the poison pill needlessly conveys the image of a management more interested in entrenchment than in benefiting stockholders and the poison pill's 15% beneficial ownership limitation seems quite unnecessary since the Board of Directors has chosen to approve stock option plans, change-in-control agreements and a bank credit facility with low beneficial ownership thresholds of 25%. We do not believe the poison pill offers any significant economic protection in light of the fact that even with the pill the availability of the Company's tax loss carryforwards could become limited by purchases under the 15% pill limitation. We can only conclude that the primary rationale for maintaining the poison pill has little to do with the Company's tax loss carryforwards.

     We believe that it is the stockholders (who are the owners of the Company), not the directors and managers (who merely act as agents for the owners), who should have the right to decide what is or is not appropriate when it comes to the matter of restricting share ownership. While management may offer up empirical studies of other companies with poison pills, the fact that EMCOR common stock has failed to perform during the existence of the poison pill argues strongly for its immediate removal. We urge all stockholders to VOTE FOR this proposal.

          BOARD OF DIRECTORS' STATEMENT IN OPPOSITION TO THE PROPOSAL

     The Company has in effect a stockholders rights plan (the "Rights Plan") unanimously adopted by the Board of Directors on March 3, 1997, and pursuant to the Rights Plan the Board declared a dividend distribution of one Right on each outstanding share of the Company's Common Stock. The Board adopted the Rights Plan to ensure that it is positioned to execute its fiduciary responsibilities and to provide it with the ability to take what it believes are the most effective steps to protect and maximize the value of stockholders investment in the Company.

     The adoption of the Rights Plan by action of the Board was in accord with the Board's responsibility under Delaware law to manage and direct the management of the Company's business and affairs and, as a legal matter, does not require stockholder approval.

     A stockholder rights plan enables a board of directors to respond in an orderly and considered manner to an unsolicited bid. It is designed to encourage potential acquirors to negotiate directly with the Board, which the Company believes is in the best position to negotiate on behalf of all stockholders, evaluate the adequacy of any potential offer, and protect stockholders against potential abuses during the takeover process such as partial and two tiered tender offers and creeping stock accumulation programs, which do not treat all stockholders fairly or equally. The Rights Plan does not affect any takeover proposal which the Board believes is in the best interests of the Company's stockholders. Under the terms of the Rights Plan the Board has the power to redeem the Rights to permit an acquisition that it determines, in the exercise of its fiduciary duties, adequately reflects the value of the Company and is in the best interests of the stockholders. The Rights Plan is also helpful in protecting the Company's approximate $110 million net operating loss, which enhances its positive cash flow.

     Stockholder rights plans have become very common for public companies. The Rights do not in any way weaken the financial strength of the Company or interfere with its business plans, have no dilutive effect, do not affect reported earnings per share, are not taxable to the Company or stockholders, and do not change the way in which the shares of the Company can be traded. There is no reason to believe that the Rights Plan has had any depressing affect upon the market price of the Company's Common Stock. In fact, since adoption of the Rights Plan, the Company's Common Stock price appreciated approximately 44% between March 3, 1997 and June 16, 2000.

     The consequences of stockholders rights plans were recently studied by Georgeson & Company, Inc., a nationally recognized proxy solicitation and investor relations firm. The Georgeson study released in November

1997 found that (i) premiums paid to acquire companies with stockholder rights plans were on average eight percentage points higher than premiums paid for target companies that did not have a stockholder rights plan, (ii) the presence of a stockholders rights plan at a target company did not increase the likelihood of the defeat of a hostile takeover bid, nor the withdrawal of a friendly bid, and (iii) a stockholder rights plan did not reduce the likelihood that a company would become a takeover target; the takeover rate was similar for companies with and without a stockholder rights plan.

     Six of the seven directors on the Company's Board are outside directors. The preponderance of outside directors, their credentials and the fiduciary obligations imposed by law on all directors assure that this Board of Directors will act in the best interests of the Company and all its stockholders in deciding alternatives under the Rights Plan in the face of an unsolicited offer. The fact that six of the seven individuals serving on the Board are outside directors provides assurance that the Rights Plan will not be used for entrenchment purposes. The outside directors also have a common financial interest with the Company's stockholders. As indicated above, the Company has a stock option plan and a stock plan whereby its outside directors may elect to receive their annual retainer in stock options and/or deferred stock units exchangeable for Common Stock in lieu of cash. For 1999 and 2000 all of the outside directors elected to receive their compensation in stock options. These options vest during the course of the calendar year in which they are granted, and this one year vesting accelerates in the event of a change in control during such year.

     The Board believes that the only proper time to consider redemption of the Rights and termination of the Rights Plan is if and when a specific offer is made to acquire the Company's Common Stock. Redemption of the Rights and termination of the Rights Plan prior to that time would be premature and would remove any incentive for a potential acquiror to negotiate with the Board so that stockholders are treated fairly.

     The Board has no plans to propose a staggered board, which in any event would require an amendment to the Company's Certificate of Incorporation or By-laws by stockholders, nor has it any plans to adopt any other stockholder rights plan, rights agreement, or any other device commonly know as a "poison pill".

     Last year stockholders rejected a virtually identical proposal to the proposal submitted by Cumberland Associates LLC.

     The Board believes that the Rights Plan is in the best interests of the Company and its stockholders. The affirmative vote of a majority of shares of Common Stock of the Company present and entitled to vote at the annual meeting is required for approval of the proposal.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE PROPOSAL.

                          COMPENSATION COMMITTEE REPORT

     The Compensation and Personnel Committee (the "Compensation Committee") reviews and determines, based on proposals made by the Chief Executive Officer, the compensation of the Company's Chief Operating Officer, Chief Financial Officer and General Counsel as well as the compensation of other officers and employees of the Company and each subsidiary whose annual compensation is $200,000 or more. It also reviews and approves any employment, severance or similar agreements with such individuals. The Compensation Committee is charged with fixing on an annual basis, the compensation of the Chairman of the Board and the Chief Executive Officer of the Company, subject to the approval of the Board of Directors, and reviewing and recommending to the Board of Directors any employment, severance or similar agreement for him. The Compensation Committee also administers the Company's 1994 Management Stock Option Plan and is charged with recommending to the Board of Directors any incentive, benefit, award or bonus plans or programs. The entire Board of Directors determines the amount, if any, of the Company's contributions pursuant to its Retirement and Savings Plan. While other compensation decisions generally are not submitted to the Board of Directors, the Board of Directors has the ultimate power and authority with respect to compensation matters.

     The members of the Compensation Committee reviewed salaries paid to the named executive officers for 1999, approved their salary increases for 2000 and bonuses in respect of 1999 and approved the grant to them during 1999 of stock options.

     The Compensation Committee seeks to compensate executive officers at levels competitive with other companies in the same industry that are comparable in size to the Company and to provide short-term rewards and long-term incentives for superior individual and corporate performance. In making compensation decisions, the Compensation Committee periodically reviews information about the compensation paid or payable to officers of comparably sized public companies (both in the same and related businesses), the compensation recommendations of Mr. MacInnis, and reports from outside consultants. The Compensation Committee does not have target amounts of stock ownership for its executive officers.

     The key components of executive officer compensation are base salary, bonuses and stock options. The Compensation Committee attempts to combine these components in such a way as to attract, motivate and retain key executives critical to the long-term success of the Company. A discussion of the various components of the executives' compensation for 1999 follows.

     Base Salary. Each executive officer received a base salary and has the potential for annual salary increases largely determined by reference to the salaries of executive officers holding comparable positions in companies of comparable size.

     Bonuses. Each executive officer was eligible for an annual bonus based upon both his individual performance and the Company's performance. Bonuses were awarded to the named executive officers in respect of 1999 which took into account their performance and the Company's contractual obligations. As indicated above, under the terms of their respective employment agreements, Messrs. MacInnis and Levy are each entitled to a target bonus to be determined by a formula and factors agreed upon annually by the respective officer and the Compensation Committee provided that Mr. MacInnis' annual Target Bonus may not be less than $600,000 and Mr. Levy's annual Target Bonus may not be less than $400,000. For 1999, Mr. MacInnis received a bonus of $900,000. Mr. MacInnis' bonus was based upon achievement of several goals, including the Company attaining a predetermined level of net income and integration of certain recently acquired subsidiaries. For 1999, Mr. Levy received a bonus of $600,000. Mr. Levy's bonus was based upon the Company and a specific subsidiary attaining predetermined levels of earnings before interest and taxes.

     Stock Options. The Company's stock options are intended to provide executives with the promise of long-term rewards which appreciate in value with the positive performance of the Company. As previously reported, the Compensation Committee during 1999 granted stock options to each of the named executive officers.

     Other Compensation. The executive officers also participate in the Retirement and Savings Plan as well as the medical, life and disability insurance plans available to all employees of the Company.

     Chief Executive Officer Compensation.  The minimum compensation of
Mr. MacInnis is provided for in his employment agreement described above. The basis for Mr. MacInnis' bonus is described earlier in this Report. As part of its evaluation, the Compensation Committee also considered a report by Mr. MacInnis on his activities, the Company's performance, the accomplishment of certain goals for the Company that Mr. MacInnis set at the beginning of 1999 and the compensation earned by other chief executive officers of companies of comparable size during the previous year.

     Section 162(m). Section 162(m) of the Internal Revenue Code provides that the deduction by a publicly-held corporation for compensation paid in a taxable year to the Chief Executive Officer and any of the other four most highly compensated executive officers whose compensation is required to be reported in the Summary Compensation Table is limited to $1 million per officer, subject to certain exceptions. The Compensation Committee has taken, and intends to continue to take, such actions as are necessary to reduce, if not eliminate, the Company's non-deductible compensation expense, while maintaining, to the extent possible, the flexibility which the Compensation Committee believes to be an important element of the Company's executive compensation program.

                                       By: Compensation and Personnel Committee:
                                           Stephen W. Bershad, Chairman
                                           Georges de Buffevent
                                           Albert Fried, Jr.

                               PERFORMANCE GRAPH

     Rules promulgated by the Securities and Exchange Commission require inclusion of a graph presentation comparing cumulative five-year stockholder returns on an indexed basis with a broad equity market index that includes companies whose equities are traded on the NASDAQ market, where the Company's Common Stock is traded, and either a published industry or line-of-business index or an index of peer companies selected by the Company. The following performance graph compares the Company's total stockholder return on its Common Stock from January 6, 1995 to December 31, 1999 as compared to the Russell 2000 Index and the Dow Jones Heavy Construction Index. It also compares the Company's total stockholder return on its Common Stock during that period to the Standard & Poors 500 Stock Index and a peer group index used in the Performance Graph in the Company's 1999 Proxy Statement. Prior to January 6, 1995, prices for the Company's Common Stock were not readily available.

     The Company has selected different indices from the indices used for 1998. It has used the Russell 2000 Index instead of the Standard & Poors 500 Stock Index because during 1999 the Company was included in the Russell 2000 Index, and it has used the Dow Jones Heavy Construction Index, in which it is included, instead of a peer group index consisting of MYR Group, Inc., The Turner Corporation, and Perini Corporation as one of those companies was acquired during 1999 and the other was acquired this year and its share price was affected in 1999 by a premium over the market price offered by the acquirer.

     The following performance graph assumes $100 was invested on January 6, 1995 in Common Stock of the Company and in each of the indices and assumes reinvestment of all dividends.


                               EMCOR Group, Inc.
                     Comparative Five Year Total Returns
                               [Graph Plot Points]


                                                                  Russell          Dow Jones Heavy
                       EMCOR       S&P 500     Peer Group        2000 Index       Construction Index
                       -----       -------     ----------        ----------       ------------------
Jan 06, 95            100.00       100.00        100.00            100.00               100.00
Mar 31, 95            112.50       109.02         98.81            105.12               100.00
June 30, 95           175.00       118.61        112.36            114.33               125.00
Sept 30, 95           186.11       127.25        123.70            125.11               135.00
Dec 31, 95            213.89       134.11        101.08            127.70               140.00
Mar 31, 96            269.44       140.55        107.12            133.33               135.00
June 30, 96           336.11       146.02        130.03            139.72               125.00
Sept 30, 96           336.11       171.43        116.24            140.80               130.00
Dec 31, 96            305.56       161.29        115.89            145.86               145.00
Mar 31, 97            327.78       164.85        116.91            137.39               120.00
June 30, 97           352.78       192.73        155.11            159.69               145.00
Sept 30, 97           444.44       206.26        200.11            185.23               130.00
Dec 31, 97            455.56       211.30        216.94            175.96                98.00
Mar 31, 98            477.78       238.52        213.51            195.82               120.00
June 30, 98           425.00       246.88        221.19            184.74               110.00
Sept 30, 98           344.44       221.44        160.57            140.97                80.00
Dec 31, 98            358.33       267.65        163.38            170.09                95.00
Mar 31, 99            381.94       280.09        144.69            160.73                70.00
June 30, 99           498.61       302.92        199.28            184.02                93.00
Sept 30, 99           422.22       279.31        251.83            170.72                85.00
Dec 31, 99            405.56       319.91        310.85            203.46                80.00

               RATIFICATION OF APPOINTMENT OF ARTHUR ANDERSEN LLP
                       AS INDEPENDENT PUBLIC ACCOUNTANTS

     The Audit Committee of the Board of Directors has appointed Arthur Andersen LLP, certified public accountants, as the Company's independent public accountants for 2000. Arthur Andersen LLP acted as independent public accountants of the Company for 1999 pursuant to appointment by the Audit Committee. Arthur Andersen LLP was first appointed independent public accountants of the Company by the Audit Committee in September 1995.

     Representatives of Arthur Andersen LLP will be present at the Annual Meeting to respond to appropriate questions and will have an opportunity to make a statement if they desire to do so.

     The report of the Company's independent public accountants on the Company's financial statements for its two most recent fiscal years ended December 31, 1999 did not contain an adverse opinion, disclaimer of opinion or qualification as to uncertainty, audit scope, or accounting principles.

     During the Company's two most recent fiscal years ended December 31, 1999, there were no disagreements with Arthur Andersen LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Arthur Andersen LLP, would have caused that firm to make reference to the subject matter of such disagreements in connection with its reports.

     The affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote thereon is required for approval of the appointment of the independent public accountants.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR 2000.

                             STOCKHOLDERS' PROPOSALS

     Stockholders' proposals must be received by the Company at its headquarters in Norwalk, Connecticut on or before February 12, 2001 in order to be considered for inclusion in next year's Proxy Statement.

     The Company's By-laws set forth advance notice provisions and procedures to be followed by stockholders who wish to bring business before an annual meeting of stockholders or who wish to nominate candidates for election to the Board of Directors. A stockholder may propose business to be included in the agenda of an annual meeting only if written notice of such stockholder's intent is given to the Secretary of the Company, not earlier than 90 days nor later than 60 days in advance of the anniversary of the date of the immediately preceding annual meeting, or if the date of the annual meeting occurs more than 30 days before or 60 days after the anniversary of such immediately preceding annual meeting, not later than the close of business on the later of (a) the sixtieth day prior to such annual meeting and (b) the tenth day following the date on which a public announcement of the date of such meeting is first made. Each such notice must set forth certain background and other information specified in the By-laws, including a description of the proposed business and the reasons for conducting such business at the annual meeting.

     A stockholder may nominate candidates for election to the Board of Directors at an annual meeting only if written notice of such stockholder's intent to make such nomination is given to the Secretary of the Company, not earlier than 90 days nor later than 60 days in advance of the anniversary of the date of the immediately preceding annual meeting, or if the date of the annual meeting occurs more than 30 days before or 60 days after the anniversary of such immediately preceding annual meeting, not later than the close of business on the later of (a) the sixtieth day prior to such annual meeting and (b) the tenth day following the date on which a public announcement of the date of such meeting is first made. Each such notice must set forth certain background and other information specified in the By-laws.

     The time limits described above also apply in determining whether notice is timely for purposes of Rule 14a-4(c) under the Securities Exchange Act of 1934 relating to exercise of discretionary voting authority, and are separate from and in addition to the Securities and Exchange Commission's requirements a stockholder must meet to have a proposal included in the Company's proxy statement.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file initial reports of ownership and reports of change in ownership of Common Stock and other equity securities of the Company with the Securities and Exchange Commission and to furnish copies of such statements to the Company.

     To the Company's knowledge, during the fiscal year 1999 all such reports relating to share ownership were timely filed.

                               OTHER INFORMATION

     The cost of soliciting proxies will be borne by the Company. The Company expects to solicit proxies primarily by mail. Proxies also may be solicited personally and by telephone by certain officers and regular employees of the Company. D.F. King & Co., Inc. has been retained for solicitation of all brokers and nominees for a fee of $7,500 plus customary out-of-pocket expenses. The Company may reimburse brokers and other nominees for their expenses in communicating with the persons for whom they hold Common Stock of the Company.

     The Board of Directors is aware of no other matters that are to be presented to the stockholders for formal action at the Annual Meeting. If, however, any other matters properly come before the meeting or any adjournments thereof, it is the intention of the persons named in the enclosed proxy to vote in accordance with their judgment on such matters.

     UPON THE WRITTEN REQUEST OF ANY STOCKHOLDER OF RECORD ON JUNE 12, 2000, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1999 (EXCLUDING EXHIBITS) AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE SUPPLIED WITHOUT CHARGE. REQUESTS SHOULD BE DIRECTED TO SHELDON I. CAMMAKER, SECRETARY, EMCOR GROUP, INC., 101 MERRITT SEVEN CORPORATE PARK, NORWALK, CONNECTICUT 06851.


                                          BY ORDER OF THE BOARD OF DIRECTORS




                                          SHELDON I. CAMMAKER
                                          Secretary

June 21, 2000

                             Detach Proxy Card Here


        / /

     The Board of Directors recommends a vote "FOR" all nominees in Item 1,
                       "AGAINST" Item 2 and "FOR" Item 3.



1. Election of Directors

FOR all nominees        WITHOLD AUTHORITY to vote         *EXCEPTIONS
listed below            for all nominees listed below.


Nominees: F. MacInnis, S. Bershad, D. Brown, G. de Buffevent, A. Fried, R. Hamm,
K. Toner
(INSTRUCTIONS: To withold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.) Exceptions
           ---------------------------------------------------------------------


2. Approval of Resolution regarding Stockholder Rights Plans.


        FOR                     AGAINST                 ABSTAIN


3. Appointment of Independent Public Accountants.


        FOR                     AGAINST                 ABSTAIN



Change of Address and/or Comments Mark Here




In their discretion to vote upon other
matters that may properly come before the meeting.
Please sign exactly as your name appears to the left.
When signing as attorney, executor,
administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.





Dated _______________________ __, 2000



--------------------------------------
Signature



--------------------------------------
Signature




                               Please Detach Here
                 You Must Detach This Portion of the Proxy Card
                  Before Returing It in the Enclosed Envelope

                               EMCOR GROUP, INC.
                         ANNUAL MEETING OF STOCKHOLDERS
                                 JULY 27, 2000

         The undersigned hereby appoints Frank T. Macinnis, Sheldon I. Cammaker and Leicle E. Chesser, and each of them, with full power to act without the other and with full power of substitution, as proxies to represent and to vote, as directed herein, all shares the undersigned is entitled to vote at the annual meeting of the stockholders of EMCOR Group, Inc. to be held in the Mahogany Room, Harvard Club, 27 West 44 Street, New York, New York on Thursday, July 27, 2000 at 10:00 A.M. (local time), and all adjourments thereof, as follows:

         PLEASE MARK, DATE AND SIGN THIS PROXY ON THE REVERSE SIDE AND RETURN IT PROMPTLY USING THE ENCLOSED POSTAGE PREPAID ENVELOPE.

         Unless otherwise marked, the proxies are appointed with authority to vote "FOR" all nominees for election, "AGAINST" the stockholder proposed resolution regarding stockholder rights plans, and "FOR" the appointment of independent public accountants.

(Continued and to be signed on the reverse side.)


                                                       EMCOR GROUP, INC.
                                                       P.O. BOX 11079
                                                       NEW YORK, N.Y. 10203-0079